                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 28, 2002


                        MILLENNIUM PHARMACEUTICALS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


           DELAWARE                    0-28494                  04-3177038
(STATE OR OTHER JURISDICTION    (COMMISSION FILE NUMBER)      (IRS EMPLOYER
      OF INCORPORATION)                                     IDENTIFICATION NO.)

                                75 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (617) 679-7000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                 NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.  OTHER EVENTS.

         On February 12, 2002, Millennium Pharmaceuticals, Inc. (the "Company") completed its merger acquisition of COR Therapeutics, Inc., a Delaware corporation ("COR").

         The Company is filing this Current Report on Form 8-K to file the financial statements of COR for the fiscal year ended December 31, 2001 and related pro forma financial information for the Company and COR, in order to incorporate by reference such information into certain of the Company's filings under the Securities Act of 1933, as amended.


                             COR Therapeutics, Inc.

                              Financial Statements

                  Years ended December 31, 2001, 2000, and 1999


                                    CONTENTS

Report of Independent Auditors.............................................  3
Audited Financial Statements
Balance Sheets.............................................................  4
Statements of Operations...................................................  5
Statements of Stockholders' Equity.........................................  6
Statements of Cash Flows...................................................  7
Notes to Financial Statements..............................................  8

                         Report of Independent Auditors

The Board of Directors and Stockholders
COR Therapeutics, Inc.

We have audited the accompanying balance sheets of COR Therapeutics, Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COR Therapeutics, Inc. at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.




                                                       /s/ Ernst & Young LLP

Palo Alto, California
January 17, 2002

                             COR Therapeutics, Inc.
                                 Balance Sheets
                    (In thousands, except per share amounts)


                                                                                            DECEMBER 31,
                                                                                       2001             2000
                                                                                    ----------       -----------
ASSETS
Current assets:
   Cash and cash equivalents                                                        $  301,449       $   41,142
   Short-term investments                                                              337,707          298,736
   Contract receivables                                                                 22,683           12,134
   Prepaid copromotion expenses                                                         83,871           58,649
   Other current assets                                                                  1,458            1,189
                                                                                    ----------       -----------
Total current assets                                                                   747,168          411,850

Property and equipment, net                                                              9,211            3,724
Other assets                                                                            17,224            9,572
                                                                                    ----------       ----------
                                                                                    $  773,603       $  425,146
                                                                                    ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                 $   11,576       $   12,052
   Accrued interest payable                                                              5,563            5,000
   Accrued compensation                                                                  5,104            8,086
   Accrued development costs                                                             1,149            1,447
   Accrued copromotion costs                                                             2,951            2,830
   Other accrued liabilities                                                               895            1,776
   Deferred revenue                                                                     84,736           44,165
                                                                                    ----------       ----------
Total current liabilities                                                              111,974           75,356

Convertible senior notes                                                               300,000               --
Convertible subordinated notes                                                         300,000          300,000
Other long-term liabilities                                                              1,909            1,659

Commitments and contingencies

Stockholders' equity:
   Preferred stock, $0.001 per share par value; 5,000 shares authorized                     --               --
   Common stock, $0.0001 per share par value; 120,000 shares authorized; 55,746 and 54,770 shares issued and outstanding at December 31, 2001 and
     December 31, 2000, respectively                                                         6                5
   Additional paid-in capital                                                          285,944          278,154
   Accumulated other comprehensive income                                                2,074            1,857
   Accumulated deficit                                                                (228,304)        (231,885)
                                                                                    ----------       ----------
Total stockholders' equity                                                              59,720           48,131
                                                                                    ----------       ----------
Total liabilities and stockholders' equity                                          $  773,603       $  425,146
                                                                                    ==========       ==========

See accompanying notes.

                             COR Therapeutics, Inc.
                            Statements of Operations
                    (In thousands, except per share amounts)



                                                                            YEAR ENDED DECEMBER 31,
                                                                  2001              2000              1999
                                                              -----------        -----------       -----------
Contract revenues:
   Copromotion revenue                                        $   121,478        $    96,943       $    34,132
   Milestone revenue                                                   --                 --            12,000
   Other contract revenue                                          11,558              7,798            10,526
                                                              -----------        -----------       -----------
Total contract revenues                                           133,036            104,741            56,658
                                                              -----------        -----------       -----------

Expenses:
   Cost of copromotion revenue                                     56,095             52,908            22,471
   Research and development                                        46,297             43,031            36,563
   Marketing, general, and administrative                          30,132             30,414            26,018
                                                              -----------        -----------       -----------
Total expenses                                                    132,524            126,353            85,052
                                                              -----------        -----------       -----------

Income (loss) from operations                                         512            (21,612)          (28,394)

Interest income                                                    28,909             19,461             2,953
Interest expense                                                  (25,229)           (14,500)             (629)
                                                              -----------        -----------       -----------
Income (loss) before income taxes                                   4,192            (16,651)          (26,070)

Provision for income taxes                                            611                 --                --
                                                              -----------        -----------       -----------

Net income (loss)                                             $     3,581        $   (16,651)      $   (26,070)
                                                              ===========        ===========       ===========

Basic net income (loss) per share                             $      0.06        $    (0.31)       $     (0.53)
                                                              ===========        ==========        ===========
Shares used in computing basic net income
   (loss) per share                                                55,456             53,243            49,644
                                                              ===========        ===========       ===========

Diluted net income (loss) per share                           $      0.06        $     (0.31)      $     (0.53)
                                                              ===========        ===========       ===========
Shares used in computing diluted net income
   (loss) per share                                                59,132             53,243            49,644
                                                              ===========        ===========       ===========

See accompanying notes.

                             COR Therapeutics, Inc.
                       Statements of Stockholders' Equity
                                 (In thousands)

                                                                                            ACCUMULATED
                                                                                              OTHER
                                                 COMMON STOCK     ADDITIONAL               COMPREHENSIVE                  TOTAL
                                             -------------------   PAID-IN     DEFERRED       INCOME      ACCUMULATED  STOCKHOLDERS'
                                             SHARES   PAR VALUE   CAPITAL    COMPENSATION     (LOSS)        DEFICIT       EQUITY
                                             ------   ---------  ----------  ------------  -------------  -----------  -------------
Balances at December 31, 1998                48,862       $ 5      $244,737    $(1,179)       $  197      $(189,164)     $ 54,596
   Comprehensive loss:
     Net loss                                    --        --            --         --             -        (26,070)      (26,070)
     Unrealized losses on available-
       for-sale short-term investments           --        --            --         --          (299)            --          (299)
                                                                                                                         --------
   Comprehensive loss                                                                                                     (26,369)
   Issuance of common stock upon exercise
      of stock options and pursuant to the
      Employee Stock Purchase Plan            1,646        --         7,134         --            --             --         7,134
   Deferred compensation related to stock
     awards, net of cancellations and
     amortization and other noncash
     compensation                               (10)       --           392      1,003            --             --         1,395
                                             ------       ---      --------    -------        ------      ---------      --------
Balances at December 31, 1999                50,498         5       252,263       (176)         (102)      (215,234)       36,756
   Comprehensive loss:
     Net loss                                    --        --            --         --            --        (16,651)      (16,651)
     Unrealized gains on available-
        for-sale short-term investments          --        --            --         --         1,959             --         1,959
                                                                                                                         --------
   Comprehensive loss                                                                                                     (14,692)
   Issuance of common stock upon exercise
     of stock options and pursuant to the
     Employee Stock Purchase Plan             4,275        --        25,910         --            --             --        25,910
   Cancellation of stock awards and
     amortization of deferred compensation       (3)       --           (19)       176            --             --           157
                                             ------       ---       -------    -------        ------      ---------      --------
Balances at December 31, 2000                54,770         5       278,154         --         1,857       (231,885)       48,131
   Comprehensive income:
     Net income                                  --        --            --         --            --          3,581         3,581
     Unrealized gains on available-for-sale
      short-term investments                     --        --            --         --           217             --           217
                                                                                                                         --------
   Comprehensive income                                                                                                     3,798
   Issuance of common stock upon exercise
     of stock options and pursuant to the
     Employee Stock Purchase Plan               976         1         7,790         --            --             --         7,791
                                             ------       ---      --------     ------        ------      ---------      --------
Balances at December 31, 2001                55,746       $ 6      $285,944     $   --        $2,074      $(228,304)     $ 59,720
                                             ======       ===      ========     ======        ======      =========      ========

See accompanying notes.

                             COR Therapeutics, Inc.
                            Statements of Cash Flows
                Increase (decrease) in cash and cash equivalents
                                 (In thousands)


                                                                              YEAR ENDED DECEMBER 31,
                                                                       2001            2000             1999
                                                                    ----------      ----------         --------
OPERATING ACTIVITIES:
Net income (loss)                                                   $    3,581      $ (16,651)         $(26,070)
Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
   activities:
   Depreciation and amortization                                         4,733           3,761            3,515
   Accrued rent                                                          1,369              --               --
   Changes in assets and liabilities:
     Contract receivables                                              (10,549)         (6,383)          (3,353)
     Prepaid copromotion expenses                                      (25,222)        (22,252)         (17,161)
     Other current assets                                                 (269)           (398)              26
     Accounts payable                                                     (476)          1,032            4,752
     Accrued interest payable                                              563           5,000                -
     Accrued compensation                                               (2,982)          3,561                9
     Accrued development costs                                            (298)           (321)          (2,237)
     Accrued copromotion costs                                             121           1,539           (2,114)
     Other accrued liabilities                                            (310)             --           (1,034)
     Deferred revenue                                                   40,571          11,035            9,636
                                                                    ----------      ----------         --------
     Total adjustments                                                   7,251          (3,426)          (7,961)
                                                                    ----------      ----------         --------
Net cash provided by (used in) operating
  activities                                                            10,832         (20,077)         (34,031)
                                                                    ----------      ----------         --------
INVESTING ACTIVITIES:
Purchases of short-term investments                                   (616,659)       (441,793)         (26,610)
Sales of short-term investments                                        392,117          96,373           46,067
Maturities of short-term investments                                   185,788          81,616           11,944
Additions to property and equipment                                     (7,648)         (1,176)          (1,538)
                                                                    ----------      ----------         --------
Net cash provided by (used in) investing activities                    (46,402)       (264,980)          29,863
                                                                    ----------      ----------         --------
FINANCING ACTIVITIES:
Net proceeds from convertible senior notes                             289,776              --               --
Net proceeds from convertible subordinated notes                            --         289,131               --
Issuance of common stock                                                 7,791          25,910            7,134
Proceeds from capital lease obligations                                     --              --            1,418
Repayment of capital lease obligations                                  (1,690)         (1,622)          (2,136)
                                                                    ----------      ----------         --------
Net cash provided by financing activities                              295,877         313,419            6,416
                                                                    ----------      ----------         --------

Net increase in cash and cash equivalents                              260,307          28,362            2,248
Cash and cash equivalents at the beginning of the year                  41,142          12,780           10,532
                                                                    ----------      ----------         --------
Cash and cash equivalents at the end of the year                    $  301,449      $   41,142         $ 12,780
                                                                    ==========      ==========         ========

SUPPLEMENTAL CASH FLOW DATA:
Cash paid during the year for interest                              $   22,094      $    8,203         $    629
                                                                    ==========      ==========         ========
Cash paid during the year for income taxes                          $      420      $       --         $     --
                                                                    ==========      ==========         ========

See accompanying notes.

                             COR Therapeutics, Inc.

                          Notes to Financial Statements




1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

COR Therapeutics, Inc. (COR) was incorporated in Delaware on February 4, 1988. COR is dedicated to the discovery, development, and marketing of novel therapeutic products to establish new standards of care for treating and preventing acute and chronic cardiovascular diseases. We market INTEGRILIN(R) (eptifibatide) Injection, our approved drug, to treat patients with certain acute cardiovascular diseases. We are also developing a portfolio of product candidates to treat and prevent a broad range of acute and chronic cardiovascular diseases and other conditions.

CASH, INVESTMENTS, AND CREDIT RISK

We consider all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents. We are exposed to interest rate risk on our investments. Our primary investment objective is to simultaneously preserve principal and maximize yields without significantly increasing risk. To achieve this objective, we invest in highly liquid and high quality debt securities with maturities of less than three years.

SECURITIES AVAILABLE-FOR-SALE

We determine the appropriate classification of debt securities when they are purchased and re-evaluate their designation as of each balance sheet date. We have classified our debt securities as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in a separate component of stockholders' equity. We adjust the amortized cost of debt securities in this category for amortization of premiums and accretion of discounts to maturity. We include this amortization in interest income. Interest income includes interest, dividends, realized gains and losses and declines in value that we judge to be other than temporary. The cost of securities sold is based on the specific identification method.

                             COR Therapeutics, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets, generally three to four years, using the straight-line method. Assets under capitalized leases and leasehold improvements under operating leases are amortized over the shorter of the lease term or life of the asset. Property and equipment consists of the following (in thousands):

                                                      DECEMBER 31,
                                                 2001               2000
                                             -----------         -----------

Machinery and equipment                      $    17,652         $    15,290
Office furniture and fixtures                      1,206               1,145
Leasehold improvements                            15,311              10,086
                                             -----------         -----------
                                                  34,169              26,521
Less accumulated depreciation                    (24,958)            (22,797)
                                             -----------         -----------
                                             $     9,211         $     3,724
                                             ===========         ===========

CONTRACT REVENUES

Contract revenues include copromotion revenue, milestone revenue, and other contract revenue.

Copromotion revenue includes our share of profits from the sale of INTEGRILIN in copromotion territories by Schering-Plough Ltd. and Schering Corporation (collectively, Schering), as well as the reimbursement from Schering of our costs of copromotion revenue. We recognize copromotion revenue when Schering ships related product to wholesalers and record it net of allowances, if any, which we believe are necessary. Our costs of copromotion revenue consist of certain manufacturing-related, advertising and promotional expenses associated with the sale of INTEGRILIN within copromotion territories. We defer certain manufacturing-related expenses until the time Schering ships related product to its customers inside and outside copromotion territories. Deferred revenue includes payments from Schering received prior to the period in which the related contract revenues are earned. Deferred revenue also includes cash advances from Schering to COR for COR's prepayments to its manufacturers of INTEGRILIN.

Milestone revenue is recognized when the milestone is achieved based upon the scientific or regulatory event specified in the underlying agreement.

                             COR Therapeutics, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONTRACT REVENUES (CONTINUED)

Other contract revenue includes recognition of reimbursement to us by Schering of certain manufacturing-related expenses for materials used outside the copromotion territory, and royalties from Schering on sales of INTEGRILIN outside the copromotion territory. We recognize these revenues when Schering ships the related product to its customers. Other contract revenue also includes development revenue, which we recognize as earned based on the performance requirements of the contract. We expense related development costs as they are incurred.

PREPAID COPROMOTION EXPENSES

Prepaid copromotion expenses represent materials on-hand, valued at cost, and prepayments to third-party suppliers associated with manufacturing-related copromotion expenses. Prepaid copromotion expenses consist of the following (in thousands):

                                                    DECEMBER 31,
                                               2001               2000
                                            ----------          ----------
Deposits and prepayments                    $    5,571          $    4,690
Bulk materials                                  52,562              30,918
Finished goods                                  25,738              23,041
                                            ----------          ----------
                                               $83,871          $   58,649
                                            ==========          ==========

                             COR Therapeutics, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

OTHER ASSETS

Other assets represent issuance costs associated with our sale of $300,000,000 aggregate principal amount of 4.5% convertible senior notes in June and July 2001 and our sale of $300,000,000 aggregate principal amount of 5.0% convertible subordinated notes in February 2000. The issuance costs are being amortized over the five-year life of the convertible senior notes and the seven-year life of the convertible subordinated notes. Other assets consist of issuance costs related to the following (in thousands):

                                                            DECEMBER 31,
                                                         2001        2000
                                                       -------     --------

4.5% convertible senior notes due June 15, 2006        $10,224     $     --
5.0% convertible subordinated notes due March 1, 2007   10,869       10,869
Less accumulated amortization                           (3,869)      (1,297)
                                                       -------     --------
                                                       $17,224     $  9,572
                                                       =======     ========

INFORMATION CONCERNING MARKET AND SOURCE OF SUPPLY CONCENTRATION

COR and Schering copromote INTEGRILIN in the United States and share any profits or losses. Together with Schering and Genentech, Inc., we also copromote INTEGRILIN with Genentech's fibrinolytic, or clot-dissolving drugs, TNKase(TM) and Activase(R) across the United States. INTEGRILIN has received regulatory approval in the European Union and a number of other countries for various indications. We have exclusively licensed Schering to market INTEGRILIN outside the United States, and Schering pays us royalties based on sales of INTEGRILIN outside the United States. We have long-term supply arrangements with two suppliers for the bulk product and with another two suppliers, one of which is Schering at its Manati facility in Puerto Rico, for the filling and final packaging of INTEGRILIN. As of December 31, 2001, the filling and final packaging of INTEGRILIN at the Schering Manati facility for sale in the United States is in abeyance pending resolution of issues to be addressed by COR and Schering related to production processes and procedures.

                             COR Therapeutics, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EARNINGS PER SHARE

In accordance with Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share," we have computed basic net income (loss) per share using the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share also includes the effect of any potentially dilutive securities, consisting of stock options, for the year ended December 31, 2001. Had we been in a net income position for the years ended December 31, 2000 and 1999, diluted earnings per share (EPS) would have included the shares used in the computation of basic net income per share as well as the impact of 5,758,000 and 2,770,000 net shares from the assumed exercise of outstanding stock options. We have excluded the impact of our convertible senior and subordinated notes from the computation of diluted shares outstanding because the impact of an assumed conversion of these convertible notes is anti-dilutive for all periods presented. Weighted-average diluted earnings per share for the year ended December 31, 2001 excludes options to purchase 601,000 shares of common stock as the exercise prices of these stock options were greater than the average market price of the common stock for the fiscal year, and therefore the effect would be antidilutive. The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the years ended December 31, 2001, 2000, and 1999 (in thousands).

                                                YEAR ENDED DECEMBER 31,
                                          2001           2000         1999
                                       ----------      --------     ---------
Numerator for basic and diluted EPS:
   Net income (loss)                   $    3,581      $(16,651)    $(26,070)
                                       ==========      ========     ========

Denominator:
   Denominator for basic EPS -
     weighted-average shares               55,456        53,243       49,644
   Effect of dilutive securities -
     stock options                          3,676            --           --
                                       ----------      --------     ---------
   Denominator for diluted EPS -
     adjusted weighted-average shares      59,132        53,243        49,644
                                       ==========      ========     =========

                             COR Therapeutics, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING AND PROMOTION COSTS

Advertising and promotion costs are expensed in the period they are incurred and are classified as cost of copromotion revenue. Advertising and promotion costs totaled $17,594,000 in 2001, $17,533,000 in 2000, and $10,702,000 in 1999.

USE OF ESTIMATES

In conformity with generally accepted accounting principles, we make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

ACCOUNTING FOR STOCK-BASED COMPENSATION

We have elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related Interpretations in accounting for our employee stock options because, as discussed in Note 6 below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense is recognized when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant.

RECLASSIFICATION

We have reclassified certain prior year balances to conform to the current year presentation.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes certain changes in equity that are excluded from net income (loss). Specifically, unrealized holding gains and losses on our available-for-sale securities, which are reported separately in stockholders' equity, are included in accumulated other comprehensive income (loss). Comprehensive income (loss) for the years ended December 31, 2001, 2000, and 1999 has been reflected in the Statements of Stockholders' Equity.

                             COR Therapeutics, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SEGMENT INFORMATION

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131), establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers.

Our business activities include the discovery, development and commercialization of novel cardiovascular pharmaceutical products and have been organized into one operating segment. All of our operating assets are located in the United States. All of our revenues are derived from within the United States, except for royalty revenue earned on sales of INTEGRILIN by Schering outside of the United States.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued
SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133, effective for the year ending December 31, 2001, requires us to recognize all derivatives on the balance sheet at fair value and adjust through net income any derivatives that are not hedges. We do not currently hold, and have not held in the past, any derivatives and do not anticipate holding any derivatives in the future. Accordingly, our adoption of SFAS No. 133 had no material impact on our financial statements.

                             COR Therapeutics, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In July 2001, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for by the purchase method of accounting and changes the criteria for recognition of intangible assets acquired in a business combination. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. We do not expect that the adoption of SFAS No. 141 will have a material effect on our financial position or results of operations. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized; however, these assets must be reviewed at least annually for impairment. Intangible assets with finite useful lives will continue to be amortized over their respective useful lives. The standard also establishes specific guidance for testing for impairment of goodwill and intangible assets with indefinite useful lives. The provisions of SFAS No. 142 will be effective for our fiscal year 2002. However, goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the nonamorization provisions of SFAS No. 142. We do not expect that the adoption of SFAS No. 142 will have a material effect on our financial statements.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 amends existing accounting guidance on asset impairment and provides a single accounting model for long-lived assets to be disposed of. Among other provisions, the new rules change the criteria for classifying an asset as held-for-sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The provisions of SFAS No. 144 will be effective for our fiscal year 2002. We do not expect that the adoption of SFAS No. 144 will have a material effect on our financial statements.

                             COR Therapeutics, Inc.

2. COLLABORATION AGREEMENT WITH SCHERING-PLOUGH LTD. AND SCHERING CORPORATION

We collaborate with Schering to jointly develop and commercialize INTEGRILIN on a worldwide basis. During the past three years, we recognized contract revenues under the agreement as follows (in thousands):

                                           YEAR ENDED DECEMBER 31,
                                   2001            2000           1999
                                ---------      ----------       --------

Copromotion revenue              $121,478      $   96,943      $ 34,132
Milestone revenue                      --              --        12,000
Other contract revenue             11,558           7,798        10,526
                                ---------      ----------      --------
                                $ 133,036      $  104,741      $ 56,658
                                =========      ==========      ========

We did not record milestone revenue in 2001 or 2000 as no milestones were achieved during those years. Milestone revenue in 1999 consists of $12,000,000 from Schering related to the achievement of the marketing authorization granted to INTEGRILIN in the European Union for certain indications.

COR and Schering copromote INTEGRILIN in the United States and share any profits or losses. Schering is responsible for the sale of the final product to wholesalers. In the United States, the exact profit-sharing ratio between the companies depends on the amount of promotional effort contributed by each company. Since the launch of INTEGRILIN in June 1998, promotional efforts have been equal between COR and Schering.

INTEGRILIN has received regulatory approval for various cardiovascular conditions in the European Union and a number of other countries. We have exclusively licensed Schering to market INTEGRILIN outside the United States, and Schering pays us royalties based on sales of INTEGRILIN outside the United States. We have the right in the future to copromote the product in Europe and Canada with Schering and share any profits or losses. Schering participates in and shares the costs of continuing development of INTEGRILIN. Under the terms of the agreement, both Schering and COR have certain rights to terminate for breach.

                             COR Therapeutics, Inc.

3. FINANCIAL INSTRUMENTS

We used the following methods and assumptions in estimating fair value disclosures for financial instruments:
CASH AND CASH EQUIVALENTS

The carrying amount of cash and cash equivalents reported on the balance sheet approximates its fair value.

SHORT-TERM INVESTMENTS

Short-term investments consist of marketable government and corporate debt obligations and are classified as available-for-sale. These investments are carried at fair value, and any unrealized gains and losses are reported in a separate component of stockholders' equity. The fair values are based upon quoted market prices.

At December 31, 2001, short-term investments were as follows (in thousands):

                              AMORTIZED   UNREALIZED   UNREALIZED    ESTIMATED
                                COST         GAINS       LOSSES     FAIR VALUE
                              ---------   ----------   ----------   ----------

U. S. government securities   $  57,925     $   198      $  (71)     $  58,052
Corporate debt obligations      277,716       2,067        (128)       279,655
                              ---------     -------      ------      ---------
                               $335,641     $ 2,265      $ (199)     $ 337,707
                              =========     =======      ======      =========

During the year ended December 31, 2001, we sold short-term investments with a fair value of $392,117,000, resulting in gross realized gains of $6,473,000 and gross realized losses of $41,000.

At December 31, 2000, short-term investments were as follows (in thousands):

                              AMORTIZED   UNREALIZED   UNREALIZED    ESTIMATED
                                COST         GAINS       LOSSES     FAIR VALUE
                              ---------   ----------   ----------   ----------

U. S. government securities   $  86,091     $   497        $(12)     $  86,576
Corporate debt obligations      210,791       1,378          (9)       212,160
                              ---------     -------        ----      ---------
                              $ 296,882     $ 1,875        $(21)     $ 298,736
                              =========     =======        ====      =========

                             COR Therapeutics, Inc.

3. FINANCIAL INSTRUMENTS (CONTINUED)

SHORT-TERM INVESTMENTS (CONTINUED)

During the years ended December 31, 2000 and 1999, we sold short-term investments with a fair value of $96,373,000 and $46,067,000, respectively, resulting in gross realized gains of $319,000 and $50,000 and gross realized losses of $21,000 and $15,000, respectively.

At December 31, 2001, the amortized cost and estimated fair value of short-term investments, classified by contractual maturity, were (in thousands):

                                                   AMORTIZED     ESTIMATED
                                                     COST        FAIR VALUE
                                                   ---------     ----------

Due in one year or less                            $154,106       $155,131
Due after one year and in less than three years     181,535        182,576
                                                   --------       --------
                                                   $335,641       $337,707
                                                   ========       ========

LONG- AND SHORT-TERM OBLIGATIONS

The estimated fair values of our convertible senior notes and convertible subordinated notes at December 31, 2001 are approximately $295,500,000 and $300,000,000, respectively, based upon quoted market prices. The carrying amounts of our capital lease obligations at December 31, 2001 approximate their fair values. These fair values are estimated using a discounted cash flow analysis based on current incremental borrowing rates for similar types of borrowing arrangements.

4. LEASE OBLIGATIONS

We lease office and laboratory facilities and equipment. Various secured obligations related to the purchase of property and equipment have been reported as capital leases. These leases are secured by the underlying equipment and bear interest at rates between 8.2% and 10.2% per annum.

                             COR Therapeutics, Inc.

4. LEASE OBLIGATIONS (CONTINUED)

Rent expense for operating leases was approximately $4,879,000 in 2001, $3,440,000 in 2000, and $2,965,000 in 1999. Future minimum lease payments under noncancelable leases are as follows (in thousands):

                                                      CAPITAL       OPERATING
                                                      LEASES         LEASES
                                                     ---------      ---------

2002                                                 $    895       $  3,139
2003                                                      438          3,254
2004                                                       --          3,401
2005                                                       --          5,756
2006                                                       --          5,986
Thereafter                                                 --         30,078
                                                     --------       --------
Total minimum lease payments                            1,333       $ 51,614
                                                                    ========
Less amount representing interest                         (99)
                                                     --------
Present value of future lease payments                  1,234
Less current portion                                     (694)
                                                     --------
Noncurrent portion of capital lease obligations      $    540
                                                     ========

The aggregate and net values of property and equipment under capital leases are as follows (in thousands):

                                                          DECEMBER 31,
                                                     2001           2000
                                                   ---------      ---------

Aggregate value of assets under capital leases     $   2,825      $   5,735
Accumulated amortization                              (2,306)        (4,267)
                                                   ---------      ---------
Net value of assets under capital leases           $     519      $   1,468
                                                   =========      =========

                             COR Therapeutics, Inc.

5. CONVERTIBLE SENIOR AND CONVERTIBLE SUBORDINATED NOTES

In July 2001 we completed a private placement of $300,000,000 aggregate principal amount of 4.5% convertible senior notes due June 15, 2006. The senior notes are senior obligations that are senior to our 5.0% convertible subordinated notes due March 1, 2007 and that rank equally with our existing and future unsecured and unsubordinated indebtedness, as defined in the indenture governing the notes. We pay interest on the notes semiannually on June 15 and December 15 of each year. The conversion rate is 24.9389 shares of common stock per $1,000 principal amount of notes. This is equivalent to a conversion price of $40.10 per share. The conversion rate is subject to adjustment in certain events. We have reserved 7,481,670 shares of authorized common stock for issuance upon conversion of the notes. We may redeem the notes on or after June 15, 2004 and prior to maturity, at a premium. We incurred $10,224,000 in issuance costs related to this private placement, including placement fees and commissions. These issuance costs are recorded as other assets and are being amortized to interest expense over the five-year life of the notes.

In February 2000, we completed a private placement of $300,000,000 aggregate principal amount of 5.0% convertible subordinated notes due March 1, 2007. The subordinated notes are unsecured and subordinated in right of payment to all existing and future senior debt as defined in the indenture governing the notes. We pay interest on the notes semiannually on March 1 and September 1 of each year. The conversion rate is 29.6056 shares of common stock per $1,000 principal amount of notes. This is equivalent to a conversion price of $33.78 per share. The conversion rate is subject to adjustment in certain events. We have reserved 8,881,680 shares of authorized common stock for issuance upon conversion of the notes. We may redeem the notes on or after March 1, 2003 and prior to maturity, at a premium. We incurred $10,869,000 in issuance costs related to this private placement, including placement fees and commissions. These issuance costs are recorded as other assets and are being amortized to interest expense over the seven-year life of the notes.

6. STOCKHOLDERS' EQUITY

STOCK OPTION PLANS

In 1988, we adopted the 1988 Employee Stock Option Plan and the 1988 Consultant Stock Option Plan (collectively, the 1988 Plans). Under these plans, we granted both incentive and nonqualified stock options to employees and consultants. The exercise prices were set at no less than the fair market value of our stock on the date of grant, and the options became exercisable based upon the individual terms of the grant.

                             COR Therapeutics, Inc.

6. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLANS (CONTINUED)

In 1991, we terminated the 1988 Plans and adopted the 1991 Equity Incentive Plan. Under this plan, we granted stock options and other stock awards to employees and consultants. The exercise prices are set at no less than the fair market value of our stock on the date of grant. The options generally vest over a period of 60 months and are exercisable to the extent that they are vested.

In 1994, we adopted the 1994 Non-Employee Directors' Stock Option Plan. Under this plan, as amended, our Board of Director's members who are neither employees nor consultants are granted nonqualified options with exercise prices set at no less than the fair market value of our stock on the date of grant. The options vest over different periods and are exercisable based upon the individual terms of the grant, as specified in the plan.

In 1998, we adopted the 1998 Non-Officer Equity Incentive Plan. Under this plan, we granted nonqualified stock options and other stock awards to employees who are not officers of COR. The exercise prices are set at no less than the fair market value of our stock on the date of grant. The options generally vest over a period of 60 months, although we may grant options with different vesting terms from time to time, and are exercisable based upon the individual terms of the grant.

                             COR Therapeutics, Inc.

6. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLANS (CONTINUED)

During the past three years, options under these plans were vested and exercisable as follows:


                                                                DECEMBER 31,
                                                2001                2000                1999
                                             -----------        -----------         -----------
Exercisable shares:
   1988 Employee Stock Option Plan                    --            114,500             388,904
   1988 Consultant Stock Option Plan                  --                 --              40,000
   1991 Equity Incentive Plan                  2,973,520          2,747,059           4,916,644
   1994 Non-Employee Directors' Stock
     Option Plan                                  48,774             41,940             310,000
   1998 Non-Officer Equity Incentive
     Plan                                        537,004            310,698             221,542
                                             -----------        -----------         -----------
                                               3,559,298          3,214,197           5,877,090
                                             ===========        ===========         ===========

Aggregate exercise price:
   1988 Employee Stock Option Plan           $        --        $   124,000         $   273,000
   1988 Consultant Stock Option Plan                  --                 --              12,000
   1991 Equity Incentive Plan                 21,713,000         16,828,000          30,042,000
   1994 Non-Employee Directors' Stock
     Option Plan                                 674,000            266,000           1,876,000
   1998 Non-Officer Equity Incentive
     Plan                                      8,286,000          3,675,000           1,510,000
                                             -----------        -----------         -----------
                                             $30,673,000        $20,893,000         $33,713,000
                                             ===========        ===========         ===========

                             COR Therapeutics, Inc.

6. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLANS (CONTINUED)

During the past three years, activity under these plans was as follows:


                                                    OPTIONS OUTSTANDING
                                        ------------------------------------------------
                                          SHARES                           WEIGHTED-
                                         AVAILABLE         NUMBER           AVERAGE
                                         FOR GRANT        OF SHARES       EXERCISE PRICE
                                        -----------      ----------       --------------

Balance at December 31, 1998              1,387,682       9,200,212           $5.70
   Stock awards, net of forfeitures          12,202              --              --
   Additional shares authorized             800,000              --              --
   Options granted                       (1,605,200)      1,605,200           $6.28
   Options forfeited                        433,132        (433,132)          $6.63
   Options exercised                             --      (1,282,242)          $4.17
                                         ----------      ----------
Balance at December 31, 1999              1,027,816       9,090,038           $5.97
   Stock awards, net of forfeitures           2,874              --             -
   Additional shares authorized           2,600,000              --             -
   Options granted                       (1,253,300)      1,253,300          $23.60
   Options forfeited                        254,251        (254,251)          $9.16
   Options exercised                             --      (3,997,306)          $5.80
                                         ----------      ----------
Balance at December 31, 2000              2,631,641       6,091,781           $9.58
   Stock awards, net of forfeitures             814              --              --
   Additional shares authorized           1,800,000              --              --
   Options granted                       (1,248,250)      1,248,250          $24.41
   Options forfeited                        393,603        (393,603)         $12.85
   Options exercised                             --        (777,001)          $5.75
                                         ----------      ----------
Balance at December 31, 2001              3,577,808       6,169,427          $12.85
                                         ==========      ==========

We recorded deferred compensation related to stock awards of $0, $0, and $100,000 and reversed deferred compensation related to stock award forfeitures of $5,000, $19,000, and $131,000 in 2001, 2000, and 1999, respectively. We amortized deferred compensation expense of $0 in 2001, $157,000 in 2000, and $972,000 in 1999. In connection with the extension of the term of the option agreement of certain optionees, we recorded $423,000 of noncash compensation in 1999.

                             COR Therapeutics, Inc.

6. STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLANS (CONTINUED)

The weighted-average grant-date fair value of options granted was $17.71 in 2001, $18.42 in 2000, and $5.23 in 1999.

The following table summarizes information about stock options outstanding at December 31, 2001:


                                      WEIGHTED-
                                       AVERAGE
                       NUMBER         REMAINING       WEIGHTED-         NUMBER          WEIGHTED-
    RANGE OF         OF OPTIONS      CONTRACTUAL       AVERAGE        OF OPTIONS         AVERAGE
 EXERCISE PRICES    OUTSTANDING         LIFE        EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
----------------    -----------      -----------    --------------    -----------    --------------
                                     (In years)
   $4.12-$6.00        2,198,304         4.53            $5.20           1,757,897         $5.15
   $6.03-$9.71        1,610,437         5.26            $7.18           1,305,370         $7.12
  $10.50-$19.82         788,917         8.06            $12.66            200,845        $12.05
  $21.87-$27.63       1,023,414         9.36            $23.50            144,947        $25.57
  $29.82-$59.88         548,355         8.66            $40.58            150,239        $41.24
  -------------       ---------                                         ---------
  $ 4.12-$59.88       6,169,427         6.34            $12.85          3,559,298         $8.62
  =============       =========                                         =========

STOCK PURCHASE PLAN

In 1991, we adopted the 1991 Employee Stock Purchase Plan. Under this plan, full-time employees may contribute up to 15% of their compensation to purchase our stock at 85% of its fair market value on specified dates. As of December 31, 2001, 702,998 shares remain authorized for issuance under the stock purchase plan.

                             COR Therapeutics, Inc.

STOCK PURCHASE PLAN (CONTINUED)

During the past three years, we have issued stock under the stock purchase plan as follows:



                                           SHARES              RANGE
                                           ISSUED            OF PRICES
                                           -------        -------------

Year ended December 31,
   2001                                    199,761        $11.61-$24.09
   2000                                    278,085        $ 5.26-$37.92
   1999                                    363,734        $  4.28-$6.16


PRO FORMA INFORMATION

We have elected to follow APB 25 and related Interpretations in accounting for employee stock options (see Note 1, "Summary of significant accounting policies"). Under APB 25, we do not recognize any compensation expense related to the grants of stock options when the exercise price of our stock options is equal to the fair market value on the date of grant.

Pro forma information regarding net loss and net loss per share is required by SFAS No. 123. We used the fair value method described in SFAS No. 123 to determine this pro forma information for all employee stock options granted after December 31, 1994. The fair value method is also applied to shares acquired through our stock purchase plan which, for the purposes of this disclosure, we treat as employee stock options. The fair value of the employee stock options was estimated at the date of grant and/or purchase using the Black-Scholes option-pricing model.

During the past three years, we have used the following weighted-average assumptions in the Black-Scholes model:

                                2001             2000             1999
                               -----            -----            ------
Risk-free interest rate        5.61%            5.95%            5.44%
Dividends                       NONE            None              None
Volatility                      0.82            0.83              0.77
Expected life                  5 YRS            5 yrs            5 yrs

The Black-Scholes model was developed to estimate the fair value of traded options. Traded

                             COR Therapeutics, Inc.

6. STOCKHOLDERS' EQUITY (CONTINUED)

PRO FORMA INFORMATION (CONTINUED)

options, however, have no vesting restrictions and are fully transferable. Additionally, the model requires the input of highly subjective assumptions. Because our employee stock options have characteristics significantly different from traded options and because slight changes in the input assumptions can materially affect the fair value estimate, we do not believe that the Black-Scholes model provides a reliable measure of the fair value of our employee stock options. Additionally, the effects of applying SFAS No. 123 for the recognition of compensation expense and the provision of pro forma disclosures in 2001, 2000, and 1999 are not likely to be representative of the effects on reported and pro forma net income in future years because options vest over several years, and additional awards may be made in subsequent years.

Per SFAS No. 123, we amortized the expense of the estimated fair value over an option's vesting period. During the past three years, our pro forma expense has been as follows (in thousands except for the net income (loss) per share information):

                                                 YEAR ENDED DECEMBER 31,
                                              2001        2000          1999
                                           --------     ---------     ---------

Net income (loss) (as reported)            $  3,581     $(16,651)     $(26,070)
Basic and diluted net income (loss)
   per share (as reported)                 $   0.06     $  (0.31)     $  (0.53)
Pro forma net loss                         $(11,368)    $(28,622)     $(33,887)
Pro forma basic and diluted net loss
   per share                               $  (0.20)    $  (0.54)     $  (0.68)

COMMON SHARES RESERVED FOR FUTURE ISSUANCE

At December 31, 2001, 10,450,233 shares of our stock were reserved for future issuance under the stock option and stock purchase plans; 7,481,670 were reserved for issuance upon conversion of our convertible senior notes; and 8,881,680 were reserved for issuance upon conversion of our convertible subordinated notes.

PREFERRED STOCK AND ANTI-TAKEOVER PROVISIONS

In January 1995, our Board of Directors adopted a preferred share purchase rights plan, commonly referred to as a "poison pill." Our Certificate of Incorporation requires the approval of at least 66 2/3% of the voting stock for certain transactions with or proposed by a holder of 15% or more of our voting stock. Pursuant to the Certificate of Incorporation, our Board of Directors has the authority, without further action of the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to determine the price, rights, preferences, and privileges of those shares. The rights of holders of common stock will be subject to the rights of the holders of any preferred stock that may be issued in the future.

                             COR Therapeutics, Inc.

7. INCOME TAXES

We have no deferred provision for income taxes. The current provision for income taxes consisted of the following (in thousands):

                                            YEAR ENDED DECEMBER 31,
                                    2001           2000            1999
                                    -----          -----           -----

Current provision:
   Federal                          $ 521          $  --           $  --
   State                               90             --              --
   Foreign                             --             --              --
                                    -----          -----           -----
                                    $ 611          $  --           $  --
                                    =====          =====           =====

The difference between the provision for taxes on income and the amount computed by applying the federal statutory income tax rate to income before provision for income taxes is explained below (in thousands):

                                               YEAR ENDED DECEMBER 31,
                                         2001            2000            1999
                                        -------        --------       ---------

Income (loss) before provision for
 income taxes                           $ 4,192        $(16,651)      $(26,070)
                                        =======        ========       ========

Tax at federal statutory rate           $ 1,425        $ (5,661)      $ (8,864)
(Benefited) unbenefited losses           (1,425)          5,661          8,864
Federal Alternative Minimum Taxes           521              --             --
Other                                        90              --             --
                                        -------        --------       --------
                                        $   611        $     --       $     --
                                        =======        ========       ========

At December 31, 2001, we had net operating loss carryforwards and research and development tax credit carryforwards as follows (in thousands):

                                                       U.S.
                                                     FEDERAL     CALIFORNIA
                                                    ----------   ----------

Net operating loss carryforwards                    $ 272,600     $ 32,400
Research and development tax credit carryforwards   $   8,900     $  7,800

                             COR Therapeutics, Inc.

7. INCOME TAXES (CONTINUED)

The federal net operating loss and research and development tax credit carryforwards, if not utilized to offset taxable income in future periods, expire between the years 2003 and 2021. The state of California operating loss carryforwards, if not utilized to offset taxable income in future periods, expire between the years 2002 and 2011. The California research and development credits carryforward indefinitely. Utilization of net operating losses and credits may be subject to an annual limitation due to ownership change limitations provided in the Internal Revenue Code and similar state provisions. This annual limitation may result in the expiration of the net operating losses and credits before utilization.

Significant components of our deferred tax assets and liabilities for federal and state income taxes at December 31, 2001 and 2000 were as follows (in thousands):

                                                          DECEMBER 31,
                                                    2001             2000
                                                 ---------        ---------

Net operating loss carryforwards                 $  94,600        $  83,700
Capitalized research and development                12,400           10,800
Research and development credits                    14,100            8,400
Deferred revenue                                    19,600           17,600
Other, net                                          10,400            6,100
                                                 ---------        ---------
Net deferred tax assets                            151,100          126,600
Valuation allowance for deferred tax assets       (151,100)        (126,600)
                                                 ---------        ---------
                                                 $      --        $      --
                                                 =========        =========

Because of our lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $24,500,000 and $11,900,000 during the years ended December 31, 2001 and 2000, respectively. Approximately $48,900,000 of the valuation allowance relates to the tax benefits of stock option deductions that will be credited to additional paid-in-capital when realized.

                             COR Therapeutics, Inc.

8. CONTINGENCIES

In October 1997, a patent opposition was filed in Europe by another company against the claims of a patent granted to us in Europe covering broad, generic claims for INTEGRILIN, as well as numerous related compounds that are not part of our core technology. The opposition asserted that all claims of the patent are unpatentable. In July 2000, the Opposition Division of the European Patent Office confirmed the validity of our patent claims without requiring us to limit or otherwise amend our claims. In November 2000, the opposition filed an appeal of this decision.

9. PENDING MERGER WITH MILLENNIUM PHARMACEUTICALS, INC.

On December 5, 2001, COR entered into an Agreement and Plan of Merger with Millennium Pharmaceuticals, Inc. (Millennium), and PGM Corporation, a wholly owned subsidiary of Millennium. Pursuant to this merger agreement, each outstanding share of common stock of COR as of January 2, 2002 will be converted into 0.9873 shares of common stock of Millennium. The combined company will be named Millennium Pharmaceuticals, Inc., with worldwide headquarters in Cambridge, Massachusetts. Upon consummation of the merger, Millennium will issue or reserve for issuance approximately 78,472,940 shares of its common stock for conversion of all of the outstanding securities of COR, including approximately 16,155,535 shares issuable upon conversion of COR's outstanding convertible notes. The consummation of the merger is subject to customary closing conditions, including the approval of the stockholders of Millennium and the stockholders of COR and the receipt of certain governmental approvals. If approved, the merger is anticipated to close on or about February 12, 2002.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial statements have been prepared to give effect to the merger using the purchase method of accounting.

    The unaudited pro forma combined balance sheet as of December 31, 2001 gives effect to the merger as if it had occurred on such date, and reflects the allocation of the purchase price to the COR assets acquired and liabilities assumed based upon their estimated respective fair values. The unaudited pro forma combined statements of operations combine the historical unaudited statements of operations of Millennium and COR as if the merger had occurred on January 1, 2001. These pro forma financial statements continue to classify COR's convertible notes as long-term debt because although a redemption offer was made within thirty days of the consummation of the merger, it is not certain whether the holders will accept the offer before such offer expires. It is expected that following the merger, Millennium will incur additional costs in connection with integrating the operations of the two companies. Integration-related costs are not included in the accompanying unaudited pro forma combined financial statements.

    Unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined financial statements are based upon the respective historical financial statements of Millennium and COR, as adjusted, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company.

  The allocation of the purchase price is preliminary and is based, in part, upon information provided to date by COR to Millennium and its advisors. Such purchase price allocation will be finalized following consummation of the merger and finalization of appraisals to determine the fair value of tangible and identifiable intangible assets. Based on an analysis of fair value, the excess of the purchase price over the fair value of net tangible assets will be allocated to acquired in-process research and development, identifiable intangible assets and the remaining balance to goodwill.

    The Millennium statement of operations for the period in which the merger occurs will include a significant charge for acquired in-process research and development, currently estimated to be approximately $242.0 million, or 13.2% of the purchase price. This amount represents the values determined by Millennium management, using a discounted cash flow methodology, to be attributable to the in-process research and development programs of COR based on a preliminary valuation of such programs. Such amount is subject to significant change pending completion of the final independent valuation analysis. The charge relates to specific on-going research and development programs and preclinical projects.

    The total estimated amount of goodwill and identifiable intangible assets is approximately $1.6 billion with a useful life for identifiable intangible assets with definite lives of approximately thirteen years. Because the valuation analysis has not been completed, the actual amount of goodwill and identifiable intangible assets, and the related average useful life, could vary from these assumptions.

                        MILLENNIUM PHARMACEUTICALS, INC.
                          UNAUDITED PRO FORMA COMBINED
                                 BALANCE SHEETS
                             AS OF DECEMBER 31, 2001



                                            HISTORICAL       HISTORICAL        PRO FORMA            PRO FORMA
                                            MILLENNIUM          COR           ADJUSTMENTS            COMBINED
                                            ----------       ----------       -----------           ----------
(IN THOUSANDS)
ASSETS
Current assets:
Cash and cash equivalents                   $   35,993       $ 301,449         $       --           $  337,442
Marketable securities                        1,438,875         337,707                 --            1,776,582
Due from strategic alliance partners            18,360          22,683                 --               41,043
Prepaid copromotion expenses                        --          83,871                 --               83,871
Prepaid expenses and other current assets       21,389           1,458                 --               22,847
                                            ----------       ---------         ----------           ----------
Total current assets                         1,514,617         747,168                 --            2,261,785
Property and equipment, net                    168,600           9,211                 --              177,811
Restricted cash                                 47,308              --                 --               47,308
Other assets                                    13,362          17,224                 --               30,586
Goodwill, net                                  138,519              --          1,060,808  (D)       1,199,327
Intangible assets, net                          25,328              --            435,000  (B)         519,328
                                                                                   59,000  (C)
                                            ----------       ---------         ----------           ----------
Total assets                                $1,907,734       $ 773,603         $1,554,808           $4,236,145
                                            ==========       =========         ==========           ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                            $   25,237       $  11,576         $       --           $   36,813
Accrued expenses                                88,867          14,968             43,480  (E)         147,315
Obligation to fund joint venture                   505              --                 --                  505
Deferred revenue                                71,018          84,736                 --              155,754
Current portion of capital lease
obligations                                     17,536             694                 --               18,230
                                            ----------       ---------         ----------           ----------
Total current liabilities                      203,163         111,974             43,480              358,617
Deferred revenue                                17,902              --                 --               17,902
Capital lease obligations, net of
  current portion                               35,107             540                 --               35,647
Long term debt                                  83,325         600,000                 --              683,325
Other long-term liabilities                                      1,369                 --                1,369

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred Stock                                     --              --                 --                   --
Common Stock                                       224               6                 (6) (F)             279
                                                                                       55  (F)
Additional paid-in capital                   2,477,334         285,944           (285,944) (F)       4,294,117
                                                                                1,685,279  (F)
                                                                                  127,714  (F)
                                                                                    3,790  (F)
Deferred compensation                             (765)             --             (3,790) (F)          (4,555)
Notes receivable from officers                    (315)             --                 --                 (315)
Accumulated other comprehensive income          34,371           2,074             (2,074) (F)           34,371
Accumulated deficit                           (942,612)       (228,304)          (242,000) (A)       (1,184,612)
                                                                                  228,304  (F)
                                            ----------       ---------          ---------            ----------
Total stockholders' equity                   1,568,237          59,720          1,511,328             3,139,285
                                            ----------       ---------         ----------            ----------
Total liabilities and stockholders'
  equity                                    $1,907,734       $ 773,603         $1,554,808            $4,236,145
                                            ==========       =========         ==========            ==========

See accompanying notes.

                        MILLENNIUM PHARMACEUTICALS, INC.
                          UNAUDITED PRO FORMA COMBINED
                            STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001



                                       HISTORICAL        HISTORICAL       PRO FORMA             PRO FORMA
                                       MILLENNIUM        COR              ADJUSTMENTS           COMBINED
(IN THOUSANDS, EXCEPT PER SHARE
AMOUNTS)

Revenues:
Revenue under strategic alliances      $ 246,216          $     --       $     --             $   246,216
Copromotion revenue                           --           121,478             --                 121,478
Other contract revenue                        --            11,558             --                  11,558
                                       ---------          --------       --------             -----------
Total revenues                           246,216           133,036             --                 379,252
                                       ---------          --------       --------             -----------
Costs and expenses:
Cost of copromotion revenue                   --            56,095             --                  56,095
Research and development                 400,575            46,297             --                 446,872
Marketing, general and
administrative                            82,663            30,132             --                 112,795
Amortization of intangible assets         64,554                --         33,462  (G)             98,016
Stock compensation                            --                --          2,190  (H)              2,190
                                       ---------          --------       --------             -----------
                                         547,792           132,524         35,652                 715,968
                                       ---------          --------       --------             -----------
Income (loss) from operations           (301,576)              512        (35,652)               (336,716)
Equity in operations of joint
venture                                    3,303                --             --                   3,303
Gain on sale of equity interest in
joint venture                             20,000                --             --                  20,000
Interest income                           98,206            28,909             --                 127,115
Interest expense                          (9,371)          (25,229)            --                 (34,600)
Debt conversion expense                   (2,567)               --             --                  (2,567)
                                       ---------          --------       --------             -----------
Income (loss) from operations           (192,005)            4,192        (35,652)               (223,465)
Provision for income taxes                    --              (611)           611                      --
                                       ---------          --------       --------             -----------
Net income (loss) attributable
  to common stockholders                (192,005)         $  3,581       $(35,041)            $  (223,465)
                                       =========          ========       ========             ===========
Amounts per common share:
Net income (loss) attributable to
common stockholders,
basic                                   $  (0.88)         $   0.06                            $     (0.82)

                                                                          (55,456) (I)
Weighted average shares, basic           218,937            55,456         55,128  (J)            274,065
                                        ========          ========       ========             ===========
Net income (loss) attributable to
common stockholders,
diluted                                 $  (0.88)          $  0.06                             $    (0.82)

                                                                          (59,132) (I)
Weighted average shares, diluted         218,937            59,132         55,128  (J)            274,065
                                        ========          ========       ========             ===========

See accompanying notes.
                                       34

                        MILLENNIUM PHARMACEUTICALS, INC.
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1

    On December 5, 2001, Millennium signed an agreement to acquire COR in a purchase transaction. The unaudited pro forma combined financial statements reflect the conversion of all of the outstanding shares of COR common stock into approximately 55.1 million shares of Millennium common stock pursuant to the merger. This calculation is based on COR outstanding common stock at February 12, 2002 using the conversion ratio of 0.9873 of a share of Millennium common stock for each share of outstanding COR common stock. In addition, options to purchase approximately 6.2 million shares of COR common stock with a weighted average exercise price of $12.90 were assumed by Millennium pursuant to the merger and converted into options to purchase approximately 6.1 million shares of Millennium common stock. These pro forma financial statements continue to classify COR's convertible notes as long-term debt because although a redemption offer has been made at the time of the merger, it is not certain whether the holders will accept the offer before such offer expires.

    The total cost of the merger is estimated to be approximately $1.8 billion determined as follows:


Fair value of Millennium shares (calculated using
  $30.57 per share average fair value for the three
  days prior to and after announcement of the merger)              $1,685,334

Value of COR options assumed net of intrinsic value
  of unvested options                                                 127,714

Millennium transaction costs, consisting primarily
  of financial advisory, legal and accounting fees                     25,480
                                                                   ----------
                                                                   $1,838,528
                                                                   ==========


    Millennium's common stock has been valued using an average price for three days before and after the announcement of the merger. The fair value of options assumed was determined using the Black-Scholes method assuming expected lives ranging from one to five years, a risk-free rate of 4.35%, volatility of 86.88% and no expected dividends. In accordance with FASB Interpretation No. 44, or FIN 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25, a portion of the intrinsic value of unvested options of COR has been allocated to deferred stock compensation. Deferred stock compensation will be amortized on a straight-line basis over the estimated remaining vesting period of the related options. For purposes of preparing the unaudited pro forma combined financial statements, Millennium estimated the intrinsic value of the unvested options using the closing price of its common stock on the date of consummation of the merger.

                        MILLENNIUM PHARMACEUTICALS, INC.
     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The allocation of the purchase price is preliminary and is based upon a preliminary valuation of tangible and intangible assets acquired and liabilities assumed. Millennium has allocated the total cost of the merger to the net assets of COR as follows:

Net tangible assets acquired                             $     41,720
In-process research and development                           242,000
Indentifiable intangible assets (primarily
  developed technology--13 year useful life and
   trademark--indefinite life)                                494,000
Goodwill                                                    1,060,808
                                                         ------------
                                                         $  1,838,528
                                                         ============

    The amount of identifiable intangible assets, the estimated useful lives and acquired in-process research and development will be determined upon completion of an appraisal and, therefore, may be different from the amount presented in these unaudited pro forma combined financial statements. To the extent the amounts and estimated useful lives are different from those presented above, the unaudited pro forma combined financial statements could change significantly.

NOTE 2

    The unaudited pro forma combined balance sheets include the adjustments necessary to give effect to the merger as if it had occurred on December 31, 2001 and to reflect the allocation of the acquisition cost to the estimated fair value of tangible and intangible assets acquired and liabilities assumed as noted above, including the elimination of COR's equity accounts. Adjustments included in the unaudited pro forma combined balance sheets are summarized as follows:

         A. To record the estimated one-time non-cash charge to operations for in-process research and development of $242,000.

         B. To record the estimated valuation of $435,000 for COR developed technology.

         C. To record the estimated valuation of $59,000 for the COR trademark of INTEGRILIN(R) (eptifibatide) Injection.

         D. To record the estimated valuation of $1,060,808 for the COR goodwill.

         E. To record the accrual of the estimated transaction costs of $43,480. Estimated merger costs include all costs directly incurred as a result of the merger including, but not limited to, fees for financial advisors, accountants and attorneys and other related costs.

                        MILLENNIUM PHARMACEUTICALS, INC.
     NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         F. To eliminate COR's historical shareholders' equity accounts and to record the issuance of 55.1 million shares of Millennium $.001 par value common stock to acquire all of the outstanding common stock of COR, including an adjustment of $127,714 to additional paid-in-capital to reflect the fair value of all COR stock options assumed by Millennium in the merger. The foregoing adjustments also include an adjustment to record the intrinsic value of unvested COR options assumed by Millennium in the merger in accordance with FIN 44.
NOTE 3

    The unaudited pro forma combined statements of operations include the adjustments necessary to give effect to the merger as if it had occurred on January 1, 2001:

         G. To record the amortization of identifiable intangible assets using an estimated useful life of thirteen years.

         H. To record compensation expense for unvested COR options assumed by Millennium in the merger in accordance with FIN 44.

         I.  To eliminate COR weighted average common shares outstanding.

         J. Pro forma basic and diluted net loss per share amounts for the year ended December 31, 2001 are based upon the historical weighted average number of Millennium common stock outstanding adjusted to reflect the issuance as of January 1, 2001 of approximately 55.1 million shares of Millennium common stock. The impact of outstanding options and warrants, including COR options assumed, has been excluded from the calculation of diluted net loss per share, as the effect would be antidilutive.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)  Exhibits

EXHIBIT NO.          DESCRIPTION
-----------          -----------
23.1                 Consent of Ernst & Young LLP, Independent Auditors

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         MILLENNIUM PHARMACEUTICALS, INC.


Date:      March 27, 2002                By: /s/ John B. Douglas III
                                             -----------------------------------
                                             Name:    John B. Douglas III
                                             Title:   Senior Vice President and
                                                      General Counsel

                                  EXHIBIT INDEX

EXHIBIT NO.          DESCRIPTION
-----------          -----------
23.1                 Consent of Ernst & Young LLP, Independent Auditors